Exhibit 99.1

The Selected Financial Data of Sunoco, Inc. (“Sunoco” or the “Company”) included in this exhibit 99.1 has been revised to reflect the results of operations of SunCoke Energy, Inc. as discontinued operations in the Company’s consolidated financial statements. All other information included in this exhibit remains unchanged and does not reflect events or developments that have occurred subsequent to February 28, 2012. More current information is included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2012 and other filings with the Securities and Exchange Commission. This exhibit should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Financial Statements and Supplementary Data included in exhibits 99.2 and 99.3, respectively.

ITEM 6.	SELECTED FINANCIAL DATA

(Millions of Dollars or Shares, Except Per-Share Amounts)	2011	2010	2009	2008	2007
Statement of Operations Data:
Sales and other operating revenue (including consumer excise taxes)	$45,307	$34,867	$28,459	$47,231	$39,003
Income (loss) from continuing operations	$(1,403)	$299	$(447)	$809	$815
Income (loss) from discontinued operations*	$(106)	$129	$247	$80	$146
Net income (loss)**	$(1,509)	$428	$(200)	$889	$961
Net income (loss) attributable to Sunoco, Inc. shareholders	$(1,684)	$234	$(329)	$776	$891

Per-Share Data Attributable to Sunoco, Inc. Shareholders:
Income (loss) from continuing operations:
Basic	$(13.64)	$0.94	$(4.74)	$6.11	$6.34
Diluted	$(13.64)	$0.94	$(4.74)	$6.11	$6.33
Net income (loss):
Basic	$(14.55)	$1.95	$(2.81)	$6.63	$7.44
Diluted	$(14.55)	$1.95	$(2.81)	$6.63	$7.43
Cash dividends on common stock	$0.60	$0.60	$1.20	$1.175	$1.075

Balance Sheet Data:
Cash and cash equivalents	$2,064	$1,485	$377	$240	$648
Total assets	$11,982	$13,297	$11,895	$11,150	$12,426
Short-term borrowings and current portion of long-term debt	$385	$293	$403	$458	$4
Long-term debt	$3,159	$2,136	$2,061	$1,705	$1,724
Sunoco, Inc. shareholders’ equity	$893	$3,046	$2,557	$2,842	$2,533
Outstanding shares of common stock	106.8	120.6	116.9	116.9	117.6
Sunoco, Inc. shareholders’ equity per outstanding share	$8.36	$25.26	$21.87	$24.31	$21.54
Total equity	$1,800	$3,799	$3,119	$3,280	$2,972

*	Consists of income (loss) from cokemaking operations that were spun off in 2012, the phenol chemicals business which was divested in 2011, the polypropylene chemicals business which was divested in 2010 and the Tulsa refinery which was divested in 2009. Includes after-tax provisions for asset write-downs and other matters totaling $160, $7, $149 and $15 million in 2011, 2009, 2008 and 2007, respectively, a net after-tax gain related to the divestment of the phenol chemicals operations totaling $8 million in 2011, net after-tax losses related to the divestment of the polypropylene chemicals business totaling $4 and $44 million, respectively, in 2011 and 2010 and a net after-tax gain related to the divestment of the Tulsa refinery totaling $41 million in 2009. (See Note 2 to the Consolidated Financial Statements under Item 8).
**	Includes after-tax gains related to the prior issuance of Sunoco Logistics Partners L.P. limited partnership units totaling $14 and $90 million in 2008 and 2007, respectively, an after-tax charge related to income tax matters totaling $26 million in 2008, net after-tax gains (losses) on divestments totaling $(4) and $26 million, respectively, in 2011 and 2009, after-tax gains totaling $38, $100 and $55 million from the liquidation of LIFO inventories in 2011, 2010 and 2009, respectively, after-tax gains of $6 and $37 million, respectively, in 2011 and 2010 from the remeasurement of pre-acquisition equity interests to fair value upon consolidation and after-tax provisions (gains) for asset write-downs and other matters totaling $1,560, $65, $407, $(11) and $17 million in 2011, 2010, 2009, 2008 and 2007, respectively. (See Notes 2, 4 and 6 to the Consolidated Financial Statements under Item 8).

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